EXTENSION AGREEMENT


         This EXTENSION AGREEMENT, dated as of May 21, 1996 (the "Agreement"), is by and between BURGER KING CORPORATION, a Florida corporation ("BKC"), and AMERIKING TENNESSEE CORPORATION I, a Delaware corporation (the "Company").

                                R E C I T A L S

         A. The Company has executed a note dated November 21, 1995 in favor of BKC in the original principal amount of $6,920,700, which amount has been reduced to $6,093,067.16 by an optional prepayment of $827,632.84 (the "Secured Promissory Note").

         B. The Secured Promissory Note is secured by a pledge of all of the outstanding capital stock of the Company pursuant to a Stock Pledge Agreement dated November 21, 1995 between BKC and National Restaurant Enterprises, Inc., d/b/a AmeriKing, a Delaware corporation and the holder of all of the outstanding capital stock of the Company.

         C. The Company has requested BKC to extend the term of the Secured Promissory Note until July 19, 1996, and BKC has required, as a condition precedent to extending the Secured Promissory Note, that the Company execute and deliver this Agreement.

         NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BKC and the Company do hereby covenant and agree as follows:

         1. Recitations. The foregoing recitals are true, complete and correct in all respects and are incorporated herein by reference and made a part hereof.

         2. Extension. BKC hereby agrees to extend the term of the Secured Promissory Note until July 19, 1996, at which time the principal amount thereof shall be due and payable in one (1) BALLOON payment of SIX MILLION NINETY-THREE THOUSAND SIXTY-SEVEN DOLLARS AND 16/100 ($6,093,067.16), together with all accrued but unpaid interest.

         3. Representations and Warranties, The Company represents and warrants as follows:

         (a) There are no actions, suits or proceedings pending or threatened against or affecting the Company which, if adversely determined, would have a material adverse effect on the financial condition or operations of the Company or would otherwise impair its ability to perform its obligations under the Secured Promissory Note, or involving the validity or enforceability of the Secured Promissory Note before any court of law or equity or any administrative board or before or by any governmental authority, and the Company is not in default under the terms of any order, writ, injunction, decree or demand of any court or any governmental authority.

         (b) The Company agrees with, and for the benefit of BKC, that the Company has no claims, offsets or defenses against BKC or against the enforcement of the terms of the Secured Promissory Note through the date of the Company's execution of this Agreement.

         (c) The Company releases and relieves BKC of and from any claims of, or liabilities or obligations whatsoever to, the Company in any way arising from or growing out of any actions of BKC relating to the Secured Promissory Note and the documents executed in connection therewith through the date of the Company's execution of this Agreement.

         4. Miscellaneous. Except as hereinabove specifically amended, the Secured Promissory Note shall remain unchanged and in full force and effect in accordance with its terms. This Agreement may be executed in any number of counterparts, with each executed counterpart constituting an original, but all together one and the same instrument.

         THE COMPANY AND BKC HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SECURED PROMISSORY NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                       AMERIKING TENNESSEE CORPORATION I


                                       By:
                                          -----------------------------------
                                       Title:
                                             --------------------------------



                                       BURGER KING CORPORATION


                                       By:
                                          -----------------------------------
                                       Title:
                                             --------------------------------

                                      -2-